Filed Pursuant to Rule 424(b)(5)

Registration No. 333-199321

Amendment No. 1 dated August 23, 2016 to Prospectus Supplement No. 23

To the Prospectus dated October 15, 2014

SolarCity Solar Bond Program

$124,000,000	6.50% Solar Bonds, Series 2016/13-18M

This amendment No. 1, dated August 23, 2016 (“Amendment No. 1”), amends the prospectus supplement no. 23 dated August 17, 2016 (the “Prospectus Supplement”). This Amendment No. 1 should be read in conjunction with the Prospectus Supplement and the prospectus dated October 15, 2014, each of which are to be delivered with this Amendment No. 1. This Amendment No. 1 amends only those sections of the Prospectus Supplement listed in this Amendment No. 1; all other sections of the Prospectus Supplement remain as is.

Affiliated Purchasers	The following affiliates of our company (either directly or through affiliated entities) have placed orders through our Platform website to purchase the following principal amounts of the 6.50% Solar Bonds, Series 2016/13-18M (“Series 2016/13-18M Bonds”) as set forth below:

Affiliate	Principal Amount
Elon Musk (1)	$65,000,000
Lyndon Rive (2)	$17,500,000
Peter Rive (3)	$17,500,000

(1)	Elon Musk is the Chairman of our Board of Directors.
(2)	Lyndon Rive is our co-founder, Chief Executive Officer and a member of our Board of Directors.
(3)	Peter Rive is our co-founder, Chief Technology Officer and a member of our Board of Directors.

We refer to the affiliated purchasers set forth above as the “Affiliated Purchasers”.

The Series 2016/13-18M Bonds are referred to herein as the “Offered Series”.

Investing in the Offered Series involves certain risks. Before buying any Solar Bonds in the Offered Series, you should read the risks referenced under the caption “Risk Factors” beginning on page A-1 of this Amendment No. 1 and page S-3 of the Prospectus Supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS AMENDMENT NO. 1 OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

August 23, 2016

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RISK FACTORS	A-1

You should rely only on the information contained in or incorporated by reference in this Amendment No. 1, the Prospectus Supplement and the “base” prospectus (referred to in this Amendment No. 1 as the “prospectus”) related to the Solar Bonds that we filed with the SEC on October 15, 2014, and in any free writing prospectus prepared by us or on our behalf. With respect to this offering, no dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Amendment No. 1, the Prospectus Supplement and the accompanying prospectus. Other than information filed by us with the SEC as free writing prospectuses or prospectus supplements related to these offerings, information included or referred to on, or otherwise accessible through, our Platform website is not intended to form a part of or be incorporated by reference into this Amendment No. 1, the Prospectus Supplement or the accompanying prospectus or any free writing prospectus. No other information contained on our Platform website or in hyperlinks therein should be relied upon in making an investment in the Offered Series offered hereby. We are not making any offer to sell any Solar Bonds in the Offered Series in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this Amendment No. 1, the Prospectus Supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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RISK FACTORS

Investing in Solar Bonds in the Offered Series involves risks. You should carefully review the following risk factor and the risks discussed under the caption “Risk Factors” in the Prospectus Supplement and the accompanying prospectus, in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 and in any of the other documents that are incorporated by reference in this Amendment No. 1 and the Prospectus Supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this Amendment No. 1 and the Prospectus Supplement.

The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this Amendment No. 1 and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the value of the Solar Bonds in the Offered Series. Moreover, the risks and uncertainties discussed in the risk factor below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the value of the Solar Bonds in the Offered Series could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

We expect that the Affiliated Purchasers will collectively own a significant majority of the Series 2016/13-18M Bonds, which may limit your rights as a holder of Series 2016/13-18M Bonds or give rise to conflicts of interest.

As the likely owner of a significant majority of the Series 2016/13-18M Bonds, the Affiliated Purchasers will collectively be able to determine matters that require the vote of the holders of the Series 2016/13-18M Bonds. These matters include having the right to declare, upon an Event of Default of the Series 2016/13-18M Bonds, accrued and unpaid interest and principal on the Series 2016/13-18M Bonds to be due and payable immediately. Further, because of the relationships between us and the Affiliated Purchasers, certain conflicts of interest could arise with respect to decisions related to the Series 2016/13-18M Bonds, which a minority holder of Series 2016/13-18M Bonds may not believe is in his, her or its best interests.

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